     Exhibit 10.2

First Amendment
to the
Phillips 66 Key Employee Supplemental Retirement Plan
Effective September 1, 2025

The Phillips 66 Key Employee Supplemental Retirement Plan as amended and restated effective January 1, 2024 (Plan) is amended effective September 1, 2025 as provided below:

1.Section II (b) is amended and restated to provide as follows:

“(b)     If the Employee had not, prior to his death, named any beneficiary in a manner acceptable to the Plan Administrator, the present value shall be paid to the Employee’s surviving spouse, surviving children in equal shares, surviving parents in equal shares, surviving sisters and brothers in equal shares, or his estate, in that order of priority, who shall be conclusively deemed to be the beneficiary designated to receive such benefits, and payment to such beneficiary shall constitute a full release and discharge to the Company, Trustee, Committees, and any fiduciary.”.